August 3, 2011

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to the Registration Statement of Yongye International, Inc. (F/K/A Yongye Biotechnology International, Inc.) on Form S-3 filed on or about August 3, 2011 of our Auditors’ Report, dated March 19, 2009, on the consolidated balance sheet of Yongye  International, Inc. (F/K/A Yongye Biotechnology International, Inc.) and subsidiaries as of December 31, 2008, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended.

In addition, we consent to the references to us under the heading “Experts” in the Registration Statement.

/s/ MSPC Certified Public Accountants and Advisors, P.C.

MSPC Certified Public Accountants and Advisors, P.C.
New York, NY